Exhibit 4.1

Alaia Capital, LLC
10 Corbin Drive
Darien, Connecticut 06820

November 18, 2016

ALAIA Market Linked Trust, Series 1-1
ALAIA SPDR® S&P 500® ETF Defined Outcome Solution
c/o The Bank of New York Mellon, as Trustee
2 Hanson Place, 12th Floor
Brooklyn, New York 11217

Re:	ALAIA SPDR® S&P 500® ETF Defined Outcome Solution (the “Fund”)

Ladies and Gentlemen:

We have examined the Registration Statement (File No. 333-206756) for the above captioned Fund.  We hereby consent to the use in the Registration Statement of the references to Alaia Capital, LLC as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

Very truly yours,

Alaia Capital, LLC

By:	/s/ Oscar Loynaz
Oscar Loyanz
Managing Director